EXHIBIT 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES

RESULTS FOR THREE MONTHS ENDED MARCH 31, 2003

LITTLE ELM, Texas, May 19, 2003—Retractable Technologies, Inc. (AMEX: RVP) (“Retractable”) a leading maker of safety needle devices, today reported sales for the three months ended March 31, 2003.

Net revenues for the three months ended March 31, 2003 were $4,477,708, an increase of $361,345 over the $4,116,363 reported in 2002. Gross margins for 2003 increased to 37.2% of net revenues from 35.1% a year ago.

Operating expenses increased $93,522 for the three months ended March 31, 2003 from the same period last year. Operating expenses as a percentage of net revenues decreased from 52.3% to 50.2%.

For more information, refer to the Form 10-QSB for the three months ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device. VanishPoint® safety needle devices are distributed to the acute care hospital market by Abbott Laboratories (NYSE:ABT—news) and to the alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the company’s current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand, the company’s ability to access the market, the company’s ability to successfully resolve its litigation with Becton Dickinson, among others, the company’s ability to continue to finance research and development as well as operations and expansion of production, the recently increased interest of larger market players, specifically Becton Dickinson, in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$507,063	$1,342,117
Accounts receivable, net	2,510,069	2,666,866
Inventories, net	3,744,612	2,779,554
Other current assets	251,068	276,524

Total current assets	7,012,812	7,065,061

Property, plant, and equipment, net	10,304,287	10,515,480
Intangible assets, net	425,976	405,641
Other assets	43,975	72,671

Total assets	$17,787,050	$18,058,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,785,002	$4,229,396
Current portion of long-term debt	743,892	840,899
Accrued compensation	226,936	328,717
Marketing fees payable	1,743,703	1,874,571
Accrued royalties	843,357	602,777
Other accrued liabilities	80,496	145,116

Total current liabilities	8,423,386	8,021,476

Long-term debt, net of current maturities	2,583,825	2,600,298

Stockholders’ equity:
Preferred Stock $1 par value
Class A	1,046,000	1,056,000
Series I, Class B	259,400	259,400
Series II, Class B	431,000	431,000
Series III, Class B	150,745	150,745
Series IV, Class B	1,066,000	1,066,000
Series V, Class B	2,416,221	2,416,221
Common stock, no par value	—	—
Additional paid-in capital	49,421,177	49,411,177
Accumulated deficit	(48,010,704)	(47,353,464)

Total stockholders’ equity	6,779,839	7,437,079

Total liabilities and stockholders’ equity	$17,787,050	$18,058,853

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS—UNAUDITED

	Three months ended March 31, 2003	Three months ended March 31, 2002
Sales, net	$4,477,708	$4,116,363
Cost of sales	2,812,436	2,673,469

Gross profit	1,665,272	1,442,894

Operating expenses:
Sales and marketing	1,012,533	945,763
Research and development	102,794	93,501
General and administrative	1,130,738	1,113,279

Total operating expenses	2,246,065	2,152,543

Loss from operations	(580,793)	(709,649)

Interest income	2,504	2,889
Interest expense, net	(78,951)	(162,541)

Net loss	(657,240)	(869,301)
Preferred Stock dividend requirements	(666,523)	(478,729)
Net loss applicable to common shareholders	$(1,323,763)	$(1,348,030)

Net loss per share (basic and diluted)	$(0.07)	$(0.07)

Weighted average common shares outstanding	20,323,100	20,269,267

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Chief Financial Officer	Communications Director
(888) 806-2626 or (972) 294-1010	(212) 490-0811 or (214) 912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com